Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com







FOR FURTHER INFORMATION:

AT THE COMPANY:                               INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                 Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                           (208) 241-3704 Voice
(702) 794-9442 Fax                             (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                  Email:   etruax@aol.com

FOR IMMEDIATE RELEASE



               RIVIERA HOLDINGS ANNOUNCES STOCK REPURCHASE PROGRAM


         LAS VEGAS, NV - November 21, 2001 -- Riviera Holdings Corporation (AMEX: RIV) today announced that it had determined to repurchase up to $400,000 of its common stock from time to time in accordance with the provisions of SEC regulations Section 240.10(b)-18 including the trading volume restrictions.

Riviera believes that the stock is undervalued at its present market price of under $4 per share. As of September 30, 2001, Riviera had in excess of $12 per share in cash after payment of $8.75 million of interest on the $175 million of Senior Notes on August 15, 2001.

The stock repurchase program may be suspended or discontinued at any time.

Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2000 and Form 10-Q for the quarter ended September 30, 2001. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.